Exhibit 99.1

One Astoria Bank Plaza, Lake Success, NY 11042-1085 (516) 327-3000

FOR IMMEDIATE RELEASE	Contact:	Theodore S. Ayvas
Vice President
Investor Relations
516-327-7877
ir@astoriabank.com

ASTORIA FINANCIAL CORPORATION REPORTS 2015 FIRST QUARTER

EARNINGS PER COMMON SHARE OF $0.17

Quarterly Cash Dividend of $0.04 Per Common Share Declared

Lake Success, New York – April 22, 2015 – Astoria Financial Corporation (NYSE: AF) (“Astoria”, the “Company”), the holding company for Astoria Bank (“the Bank”) today reported net income available to common shareholders of $17.1 million, or $0.17 diluted earnings per common share (“diluted EPS”), for the quarter ended March 31, 2015, compared to net income available to common shareholders of $29.4 million, or $0.30 diluted EPS, for the quarter ended March 31, 2014. Included in the 2014 first quarter results is a reduction in income tax expense of $11.5 million ($0.12 diluted EPS) related to the impact of New York State income tax legislation enacted on March 31, 2014 which resulted in a net income tax benefit for the 2014 first quarter.

Financial Highlights

Deposit Growth:

•	Core deposits increased $129.7 million from December 31, 2014 to $6.9 billion and represent 74% of deposits at March 31, 2015, up from 72% at December 31, 2014.
•	Consumer checking deposits increased $64.0 million from December 31, 2014, representing an annualized growth rate of 15.6%.
•	Business checking deposits increased $38.2 million from December 31, 2014, representing an annualized growth rate of 27.4%.

Net Interest Margin Expansion:

•	For the quarter ended March 31, 2015, the net interest margin increased to 2.34% from 2.30% for the prior quarter.

Monte N. Redman, President and Chief Executive Officer of Astoria, commenting on the quarter stated, “We are pleased with the results that we have reported today. Our core deposit growth of almost $130 million is encouraging, particularly the strong growth that we experienced in both our consumer and business checking deposits. The growth of these lower cost deposits was a contributing factor to the expansion of our net interest margin in the first quarter to 2.34% from 2.30% in the previous quarter.”

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Board Declares Quarterly Cash Dividend of $0.04 Per Share

The Board of Directors of the Company, at its April 22, 2015 meeting, declared a quarterly cash dividend of $0.04 per common share. The dividend is payable on June 1, 2015 to shareholders of record as of May 15, 2015. This is the eightieth consecutive quarterly cash dividend declared by the Company.

First Quarter Earnings Summary

Net interest income for the quarter ended March 31, 2015 totaled $85.7 million compared to $83.9 million for the previous quarter and $88.0 million for the 2014 first quarter. The net interest margin for the quarter ended March 31, 2015 was 2.34%, compared to 2.30% for the previous quarter and 2.36% for the 2014 first quarter. Mr. Redman commented, “In a period where interest rates are under pressure and many of our competitors are experiencing shrinking margins, we are encouraged by the fact that our net interest margin expanded in the first quarter.”

For the quarter ended March 31, 2015, a $343,000 loan loss release was recorded compared to a $2.3 million release in the prior quarter and a $1.6 million provision for loan losses recorded in the 2014 first quarter. Mr. Redman stated, “The small release in the current quarter reflects the continued improvement of the asset quality in our loan portfolio, which continues to be positively affected by the reductions in the balances of some of our higher risk asset classes.”

Non-interest income for the quarter ended March 31, 2015 totaled $12.9 million, compared to $13.6 million for the previous quarter and $13.7 million for the 2014 first quarter. The decreases are primarily due to decreases in mortgage banking income, net and customer service fees.

General and administrative ("G&A") expense for the quarter ended March 31, 2015 totaled $70.1 million flat from $70.2 million for both the previous quarter and the 2014 first quarter. Compensation and benefits expense increased to $36.3 million for the quarter ended March 31, 2015 compared to $33.4 million for the 2014 first quarter and FDIC insurance premium expense decreased to $4.2 million for the quarter ended March 31, 2015 compared to $8.6 million for the 2014 first quarter. Mr. Redman commented, “Our G&A expense remains at the lower end of our expected range as it was positively impacted by our FDIC insurance premiums, which have come down more quickly than we had expected. We continue to believe that our G&A expense will remain within the $70 - $73 million per quarter range for the remainder of the year.”

Balance Sheet Summary

Total assets at March 31, 2015 were $15.5 billion, a decrease of $104.4 million from December 31, 2014. The decrease was primarily due to a decline in the loan portfolio which decreased $135.6 million from December 31, 2014 and totaled $11.8 billion at March 31, 2015.

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The MF/CRE mortgage loan portfolio totaled $4.9 billion at March 31, 2015, an increase of $75.0 million from December 31, 2014 and represents 41% of the total loan portfolio. For the quarter ended March 31, 2015, MF/CRE loan originations totaled $259.9 million compared to $388.0 million for the prior quarter and $218.0 million for the 2014 comparable period. The MF/CRE loan production for the 2015 first quarter was originated with a weighted average loan-to-value ratio of approximately 50% and a weighted average debt coverage ratio of approximately 1.64. MF/CRE loan prepayments for the quarter ended March 31, 2015 totaled $146.2 million, up from $105.9 million for the previous quarter and $112.9 million for the 2014 first quarter. Mr. Redman commented, “During the quarter as interest rates moved lower, we maintained our pricing discipline, held firm on our terms and as a result, the MF/CRE portfolio grew by only $75 million, less than we had previously anticipated. Holding fast on rates and terms also impacted our MF/CRE pipeline which at March 31, 2015 totaled approximately $237.6 million, down from approximately $422.0 million at December 31, 2014. As we maintain our disciplined approach to lending in this low rate, low spread, environment, we expect to see a reduced pace of growth in our MF/CRE portfolio. At the same time, the reduction in our residential portfolio should continue, substantially offsetting the growth in the MF/CRE portfolio.”

The residential mortgage loan portfolio totaled $6.7 billion at March 31, 2015, compared to $6.9 billion at December 31, 2014. For the quarter ended March 31, 2015, residential loan originations for portfolio totaled $140.5 million compared to $129.1 million for the prior quarter and $98.3 million for the 2014 first quarter. The weighted average loan-to-value ratio of the residential loan production for portfolio was approximately 62% at origination for the quarter ended March 31, 2015. Residential loan prepayments for the quarter ended March 31, 2015 totaled $279.8 million, compared to $265.1 million for the previous quarter and $225.1 million for the 2014 first quarter. At March 31, 2015, the residential mortgage pipeline totaled approximately $299.1 million.

Deposits totaled $9.4 billion at March 31, 2015, a decrease of $97.9 million from December 31, 2014. This decrease was primarily due to a decrease in higher cost certificates of deposit, partially offset by net increases in lower cost core deposits, particularly consumer and business checking deposits. Core deposits totaled $6.9 billion, or 74% of total deposits, and had a weighted average rate of 11 basis points at March 31, 2015.

Stockholders’ equity totaled $1.6 billion, or 10.32% of total assets at March 31, 2015, an increase of $23.2 million from December 31, 2014. Astoria Bank’s capital levels continue to be above the minimum levels required to be designated as “well-capitalized” for bank regulatory purposes. Under the Basel III guidelines which became effective in 2015 and the Dodd-Frank Act, Tier 1 leverage, Total risk-based, Tier 1 risk-based and Common Equity Tier 1 risk based capital ratios were 10.63%, 19.23%, 18.00% and 18.00%, respectively for Astoria Bank, and 9.56%, 17.44%, 16.22% and 14.85%, respectively for Astoria Financial Corporation at March 31, 2015. At March 31, 2015, Astoria Financial Corporation’s tangible common equity ratio was 8.39%.

Asset Quality

Non-performing loans (“NPLs”), totaled $118.9 million, or 1.01% of total loans, at March 31, 2015, compared to $127.8 million, or 1.07% of total loans, at December 31, 2014. Included in the NPLs at March 31, 2015 are $63.4 million of loans which are current or less than 90 days past due compared to $65.0 million at December 31, 2014. Total delinquent loans and NPLs at March 31, 2015 were $198.7 million compared to $227.7 million at December 31, 2014. Net charge-offs for the quarter ended March 31, 2015 totaled $757,000 compared to net recoveries of $316,000 in the previous quarter and net charge-offs of $6.6 million in the 2014 first quarter.

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Future Outlook

Commenting on the Company’s future outlook, Mr. Redman stated, “We are very happy with the growth we have experienced in core deposits, particularly consumer and business checking deposits. We continue to organically grow our premier deposit franchise in a market we believe is one of the best in the United States. Despite the current low rate environment, we continue to see the positive results of our strategic shift to a more “bank-like” balance sheet such as the expansion of our net interest margin. We look forward to seeing more positive results of this strategic shift as we move forward.”

Earnings Conference Call April 23, 2015 at 10:00 a.m. (ET)

The Company, as previously announced, indicated that Monte N. Redman, President & CEO will host an earnings conference call Thursday morning, April 23, 2015 at 10:00 a.m. (ET). The toll-free dial-in number is (877) 709-8150. A telephone replay will be available on April 23, 2015 from 1:00 p.m. (ET) through midnight (ET) Saturday, May 2, 2015. The replay number is (877) 660-6853, ID# 13604512. The conference call will also be simultaneously webcast on the Company’s website www.astoriabank.com and archived for one year.

About Astoria Financial Corporation

Astoria Financial Corporation, with assets of $15.5 billion, is the holding company for Astoria Bank. Established in 1888, Astoria Bank, with deposits in New York totaling $9.4 billion, is the second largest thrift depository in New York and provides the customers and local communities it serves with quality financial products and services through 87 convenient banking branch locations, a business banking office in Manhattan, and multiple delivery channels, including its flexible mobile banking app. Astoria Bank commands a significant deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Bank originates multi-family and commercial real estate loans, primarily on rent controlled and rent stabilized apartment buildings, located in New York City and the surrounding metropolitan area and originates residential mortgage loans through its banking and loan production offices in New York, a broker network in four states, primarily along the East Coast, and correspondent relationships covering 13 states and the District of Columbia.

Forward Looking Statements

This press release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar terms and phrases, including references to assumptions.

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Forward-looking statements are based on various assumptions and analyses made by us in light of our management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events that may be subject to circumstances beyond our control; increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment; changes in deposit flows, loan demand or real estate values; changes in accounting principles, policies or guidelines; changes in general economic conditions, either nationally or locally in some or all areas in which we do business, or conditions in the real estate or securities markets or the banking industry; legislative or regulatory changes, including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and any actions regarding foreclosures; enhanced supervision and examination by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System and the Consumer Financial Protection Bureau; effects of changes in existing U.S. government or government-sponsored mortgage programs; our ability to successfully implement technological changes; our ability to successfully consummate new business initiatives; litigation or other matters before regulatory agencies, whether currently existing or commencing in the future; or our ability to implement enhanced risk management policies, procedures and controls commensurate with shifts in our business strategies. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Tables Follow

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ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In Thousands, Except Share Data)

	At	At
	March 31,	December 31,
	2015	2014
ASSETS
Cash and due from banks	$165,766	$143,185
Securities available-for-sale	413,403	384,359
Securities held-to-maturity (fair value of $2,137,907 and $2,131,371, respectively)	2,119,542	2,133,804
Federal Home Loan Bank of New York stock, at cost	141,622	140,754
Loans held-for-sale, net	8,066	7,640
Loans receivable:
Mortgage loans, net	11,568,441	11,707,785
Consumer and other loans, net	253,426	249,663
	11,821,867	11,957,448
Allowance for loan losses	(110,500)	(111,600)
Total loans receivable, net	11,711,367	11,845,848
Mortgage servicing rights, net	10,585	11,401
Accrued interest receivable	37,208	36,628
Premises and equipment, net	111,562	111,622
Goodwill	185,151	185,151
Bank owned life insurance	432,965	430,768
Real estate owned, net	30,160	35,723
Other assets	168,175	173,138

TOTAL ASSETS	$15,535,572	$15,640,021

LIABILITIES
Deposits	$9,407,029	$9,504,909
Federal funds purchased	365,000	455,000
Reverse repurchase agreements	1,100,000	1,100,000
Federal Home Loan Bank of New York advances	2,400,000	2,384,000
Other borrowings, net	248,824	248,691
Mortgage escrow funds	162,129	115,400
Accrued expenses and other liabilities	249,300	251,951

TOTAL LIABILITIES	13,932,282	14,059,951

STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value; 5,000,000 shares authorized:
Series C (150,000 shares authorized; and 135,000 shares issued and outstanding)	129,796	129,796
Common stock, $0.01 par value (200,000,000 shares authorized; 166,494,888 shares issued; and 100,396,907 and 99,940,399 shares outstanding, respectively)	1,665	1,665
Additional paid-in capital	898,788	897,049
Retained earnings	2,002,389	1,992,833
Treasury stock (66,097,981 and 66,554,489 shares, at cost, respectively)	(1,365,888)	(1,375,322)
Accumulated other comprehensive loss	(63,460)	(65,951)

TOTAL STOCKHOLDERS' EQUITY	1,603,290	1,580,070

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$15,535,572	$15,640,021

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ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Share Data)

	For the Three Months Ended
	March 31,
	2015	2014
Interest income:
Residential mortgage loans	$53,962	$64,954
Multi-family and commercial real estate mortgage loans	47,492	43,390
Consumer and other loans	2,190	2,086
Mortgage-backed and other securities	15,070	13,677
Interest-earning cash accounts	89	69
Federal Home Loan Bank of New York stock	1,522	1,833
Total interest income	120,325	126,009
Interest expense:
Deposits	10,729	13,229
Borrowings	23,875	24,810
Total interest expense	34,604	38,039

Net interest income	85,721	87,970
Provision for loan losses (credited) charged to operations	(343)	1,631
Net interest income after provision for loan losses	86,064	86,339
Non-interest income:
Customer service fees	8,211	9,020
Other loan fees	553	608
Mortgage banking income, net	327	800
Income from bank owned life insurance	2,197	1,989
Other	1,645	1,252
Total non-interest income	12,933	13,669
Non-interest expense:
General and administrative:
Compensation and benefits	36,281	33,388
Occupancy, equipment and systems	19,658	18,174
Federal deposit insurance premium	4,201	8,569
Advertising	2,264	1,712
Other	7,708	8,380
Total non-interest expense	70,112	70,223

Income before income tax expense (benefit)	28,885	29,785
Income tax expense (benefit)	9,578	(1,764)

Net income	19,307	31,549

Preferred stock dividends	2,194	2,194

Net income available to common shareholders	$17,113	$29,355

Basic and diluted earnings per common share	$0.17	$0.30

Basic and diluted weighted average common shares outstanding	99,252,031	98,106,045

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ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS

(Dollars in Thousands)

	For the Three Months Ended March 31,
	2015				2014
				Average				Average
	Average			Yield/	Average			Yield/
	Balance		Interest	Cost	Balance		Interest	Cost
				(Annualized)				(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
Residential	$6,817,565		$53,962	3.17%	$7,984,747		$64,954	3.25%
Multi-family and commercial real estate	4,832,043		47,492	3.93	4,152,276		43,390	4.18
Consumer and other loans (1)	255,392		2,190	3.43	238,962		2,086	3.49
Total loans	11,905,000		103,644	3.48	12,375,985		110,430	3.57
Mortgage-backed and other securities (2)	2,504,112		15,070	2.41	2,262,530		13,677	2.42
Interest-earning cash accounts	130,744		89	0.27	96,523		69	0.29
Federal Home Loan Bank stock	144,495		1,522	4.21	151,603		1,833	4.84
Total interest-earning assets	14,684,351		120,325	3.28	14,886,641		126,009	3.39
Goodwill	185,151				185,151
Other non-interest-earning assets	721,508				659,660
Total assets	$15,591,010				$15,731,452

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,230,405		275	0.05	$2,468,658		304	0.05
Money market	2,378,929		1,555	0.26	2,027,845		1,260	0.25
NOW and demand deposit	2,208,170		189	0.03	2,081,356		165	0.03
Total core deposits	6,817,504		2,019	0.12	6,577,859		1,729	0.11
Certificates of deposit	2,550,291		8,710	1.37	3,151,979		11,500	1.46
Total deposits	9,367,795		10,729	0.46	9,729,838		13,229	0.54
Borrowings	4,236,228		23,875	2.25	4,151,418		24,810	2.39
Total interest-bearing liabilities	13,604,023		34,604	1.02	13,881,256		38,039	1.10
Non-interest-bearing liabilities	397,005				316,928
Total liabilities	14,001,028				14,198,184
Stockholders' equity	1,589,982				1,533,268
Total liabilities and stockholders' equity	$15,591,010				$15,731,452

Net interest income/net interest rate spread (3)			$85,721	2.26%			$87,970	2.29%
Net interest-earning assets/net interest margin (4)	$1,080,328			2.34%	$1,005,385			2.36%
Ratio of interest-earning assets to interest-bearing liabilities	1.08	x			1.07	x

(1)	Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2)	Securities available-for-sale are included at average amortized cost.
(3)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.

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ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

	At or For the
	Three Months Ended
	March 31,
	2015	2014
Selected Returns and Financial Ratios (annualized)
Return on average common stockholders' equity (1)	4.69%	8.37%
Return on average tangible common stockholders' equity (1) (2)	5.37	9.64
Return on average assets (1)	0.50	0.80
General and administrative expense to average assets	1.80	1.79
Efficiency ratio (3)	71.07	69.09
Net interest rate spread	2.26	2.29
Net interest margin	2.34	2.36

Selected Non-GAAP Returns and Financial Ratios (annualized) (4)
Non-GAAP return on average common stockholders' equity (1)	4.69%	5.09%
Non-GAAP return on average tangible common stockholders' equity (1) (2)	5.37	5.87
Non-GAAP return on average assets (1)	0.50	0.51

Asset Quality Data (dollars in thousands)
Non-performing loans:
Current	$55,954	$69,499
30-59 days delinquent	6,469	3,847
60-89 days delinquent	952	2,827
90 days or more delinquent	55,504	247,203
Non-performing loans	118,879	323,376
Real estate owned	30,160	46,205
Non-performing assets	$149,039	$369,581
Net loan charge-offs	$757	$6,631
Non-performing loans/total loans	1.01%	2.63%
Non-performing loans/total assets	0.77	2.06
Non-performing assets/total assets	0.96	2.35
Allowance for loan losses/non-performing loans	92.95	41.44
Allowance for loan losses/total loans	0.93	1.09
Net loan charge-offs to average loans outstanding (annualized)	0.03	0.21

Regulatory Capital Ratios (5)
Astoria Bank:
Tier 1 leverage	10.63%	10.13%
Common equity tier 1 risk-based	18.00	N/A
Tier 1 risk-based	18.00	16.28
Total risk-based	19.23	17.53
Astoria Financial Corporation:
Tier 1 leverage	9.56%	N/A
Common equity tier 1 risk-based	14.85	N/A
Tier 1 risk-based	16.22	N/A
Total risk-based	17.44	N/A

Other Data
Cash dividends paid per common share	$0.04	$0.04
Book value per common share	14.68	14.31
Tangible book value per common share	12.83	12.44
Tangible common stockholders' equity/tangible assets (2) (6)	8.39%	7.97%
Mortgage loans serviced for others (in thousands)	$1,440,812	$1,491,515
Full time equivalent employees	1,582	1,539

(1)	Returns on average common stockholders' equity and average tangible common stockholders' equity are calculated using net income available to common shareholders. Returns on average assets are calculated using net income.
(2)	Tangible common stockholders' equity represents common stockholders' equity less goodwill.
(3)	Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
(4)	See the "Reconciliation of GAAP Measures to Non-GAAP Measures" table included in this release for a reconciliation of GAAP measures to non-GAAP measures for the three months ended March 31, 2014.
(5)	The regulatory capital ratios presented as of March 31, 2015 represent calculations under the Basel III guidelines, which became effective for Astoria Bank and Astoria Financial Corporation on January 1, 2015, and the Dodd-Frank Act. The regulatory capital ratios presented as of March 31, 2014 were calculated under rules effective at that time. Prior to 2015, Astoria Financial Corporation was not subject to regulatory capital requirements.
(6)	Tangible assets represent assets less goodwill.

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ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES

(Dollars in Thousands)

	At March 31, 2015		At December 31, 2014		At March 31, 2014
		Weighted		Weighted		Weighted
		Average		Average		Average
	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)
Selected interest-earning assets:
Mortgage loans, gross (2):
Residential	$6,614,151	3.34%	$6,828,547	3.35%	$7,586,182	3.45%
Multi-family and commercial real estate	4,848,942	3.75	4,765,201	3.79	4,158,660	3.96
Mortgage-backed and other securities (3)	2,532,945	2.78	2,518,163	2.80	2,308,187	2.85

Interest-bearing liabilities:
Savings	2,230,516	0.05	2,237,142	0.05	2,447,913	0.05
Money market	2,407,520	0.24	2,373,484	0.24	2,076,651	0.21
NOW and demand deposit	2,301,022	0.03	2,198,777	0.04	2,128,346	0.03
Total core deposits	6,939,058	0.11	6,809,403	0.11	6,652,910	0.09
Certificates of deposit	2,467,971	1.36	2,695,506	1.47	3,068,168	1.49
Total deposits	9,407,029	0.44	9,504,909	0.50	9,721,078	0.53
Borrowings, net	4,113,824	2.30	4,187,691	2.26	4,095,293	2.39

(1)	Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.
(2)	Mortgage loans exclude loans held-for-sale and non-performing loans, except non-performing residential mortgage loans which are current or less than 90 days past due.
(3)	Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

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ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(In Thousands, Except Per Share Data)

Income and expense and related financial ratios determined in accordance with US generally accepted accounting principles (GAAP or GAAP measures) excluding the adjustment detailed in the following table (non-GAAP measures) provides a meaningful comparison for effectively evaluating Astoria's operating results.

	For the Three Months Ended
	March 31, 2014
	GAAP	Adjustment (1)	Non-GAAP

Income before income tax (benefit) expense	$29,785	$-	$29,785
Income tax (benefit) expense	(1,764)	11,487	9,723

Net income	31,549	(11,487)	20,062

Preferred stock dividends	2,194	-	2,194

Net income available to common shareholders	$29,355	$(11,487)	$17,868

Basic and diluted earnings per common share	$0.30	$(0.12)	$0.18

Non-GAAP returns and earnings per common share are calculated substituting non-GAAP net income and non-GAAP net income available to common shareholders for net income and net income available to common shareholders in the corresponding calculations.

(1)	The adjustment represents the effects of the New York State income tax legislation enacted on March 31, 2014, which, in accordance with GAAP, was reflected in our net deferred tax asset in the statement of financial condition with a corresponding adjustment to income tax expense in the period of enactment.

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